NEWS RELEASE

SOUTHWESTERN ENERGY COMPLETES ACQUISITION OF INDIGO NATURAL RESOURCES AND UPDATES 2021 GUIDANCE

SPRING, Texas – September 1, 2021…Southwestern Energy Company (NYSE: SWN) today announced that it has closed the acquisition of Indigo Natural Resources.

“We are excited to incorporate Indigo’s assets into SWN’s premier US natural gas portfolio. More importantly, we want to welcome many of its talented people to Southwestern. They complement our high performance culture and share our collective passion to stretch the limits of what is possible,” said Bill Way, Southwestern Energy President and Chief Executive Officer.

“With these assets and newly expanded team, we are well positioned to take the Company to the next level. This acquisition materially expands our opportunity set, adding high-margin Haynesville production and substantial core drilling inventory while providing additional global market access through the LNG corridor. It also further de-risks our enterprise, increases free cash flow, extends our maturity profile and accelerates our deleveraging goals. Looking ahead, we will continue to pursue opportunities to further increase our scale and enhance our ability to responsibly and sustainably drive additional value for our shareholders.”

Southwestern Energy is providing updated 2021 guidance, which incorporates the acquired Haynesville assets starting on September 1, 2021. Free cash flow generation for 2021 is expected to increase to a range of $425 to $475 million. The Company plans to use this increased cash flow for debt reduction, which is expected to drive its leverage below its 2 times net debt to EBITDA target by the end of 2021.

In Haynesville, the Company expects to complete the 2021 capital investment program currently in progress, and will average 6 rigs and approximately 2 completion crews, placing 15 to 20 gross wells to sales. To incorporate the investment in Haynesville, the Company’s expected 2021 capital investment range has increased to $1,085 to $1,145 million, which also includes the associated increase in capitalization of interest and expense.

Guidance Update

	Q3 2021	Q4 2021	Total Year 2021
Production
Total (Bcfe)	302 – 310	370 – 380	1,217 – 1,235
Total (Bcfe/day)	3.3 – 3.4	4.0 – 4.1	3.3 – 3.4
Liquids (% of production)	~18%	~14%	~18%

E&P Metrics
Lease operating expenses (per Mcfe)	$0.92 – $0.96	$0.88 – $0.92	$0.91 – $0.95
General & administrative (per Mcfe)	$0.08 – $0.12	$0.08 – $0.12	$0.08 – $0.12
Taxes, other than income (per Mcfe)	$0.10 – $0.13	$0.06 – $0.10	$0.08 – $0.12
Natural gas discount to NYMEX, including basis hedges (Per Mcf)(1)	$0.79 – $0.85	$0.60 – $0.70	$0.57 – $0.67
NGL Price realizations (% WTI)(2)	38 – 44%	40 – 48%	35 – 43%
Oil discount to WTI ($/Bbl)	$8.00 – $10.00	$8.00 – $10.00	$8.00 – $10.00
Income tax rate (~100% deferred)			24.3%

Capital investment ($MM)			$1,085 – $1,145
Capital investment (non-CI&E)(3)			$930 – $970
Capitalized interest and expense			$155 – $175

(1)Natural gas discount to NYMEX includes an estimated $0.12 to $0.15 per Mcf gain on basis hedges in Q3 2021, an estimated $0.07 to $0.10 per Mcf gain on basis hedges in Q4 2021, and an estimated $0.08 to $0.10 per Mcf gain on basis hedges for the full year 2021.
(2)Based on $70 per Bbl WTI for Q3 2021 and Q4 2021 and $65 per Bbl WTI for the full year 2021.
(3)Includes E&P development, land acquisition and other non-E&P investment.

About Southwestern Energy
Southwestern Energy Company (NYSE: SWN) is a leading U.S. producer of natural gas and natural gas liquids focused on responsibly developing large-scale energy assets in the nation’s most prolific shale gas basins. SWN’s returns-driven strategy strives to create sustainable value for its stakeholders by leveraging its scale, financial strength and operational execution. For additional information, please visit www.swn.com and www.swn.com/responsibility.

Investor Contact
Brittany Raiford
Director, Investor Relations
(832) 796-7906
brittany_raiford@swn.com

Bernadette Butler
Investor Relations Advisor
(832) 796-6079
bernadette_butler@swn.com

Forward Looking Statement
Certain statements and information in this news release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, as amended. The words “believe,” “expect,” “anticipate,” “plan,” "predict," “intend,” "seek," “foresee,” “should,” “would,”

“could,” “attempt,” “appears,” “forecast,” “outlook,” “estimate,” “project,” “potential,” “may,” “will,” “likely,” “guidance,” “goal,” “model,” “target,” “budget” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. Statements may be forward looking even in the absence of these particular words. Examples of forward-looking statements include, but are not limited to, statements regarding our financial position, business strategy, production, reserve growth and other plans and objectives for our future operations, and generation of free cash flow. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. The forward-looking statements contained in this document are largely based on our expectations for the future, which reflect certain estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions, operating trends, and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. As such, management’s assumptions about future events may prove to be inaccurate. For a more detailed description of the risks and uncertainties involved, see “Risk Factors” in our most recently filed Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other SEC filings. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events, changes in circumstances, or otherwise. These cautionary statements qualify all forward-looking statements attributable to us, or persons acting on our behalf. Management cautions you that the forward-looking statements contained herein are not guarantees of future performance, and we cannot assure you that such statements will be realized or that the events and circumstances they describe will occur. Factors that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements herein include, but are not limited to: the timing and extent of changes in market conditions and prices for natural gas, oil and natural gas liquids (“NGLs”), including regional basis differentials and the impact of reduced demand for our production and products in which our production is a component due to governmental and societal actions taken in response to COVID-19 or other public health crises and any related company or governmental policies and actions to protect the health and safety of individuals or governmental policies or actions to maintain the functioning of national or global economies and markets; our ability to fund our planned capital investments; a change in our credit rating, an increase in interest rates and any adverse impacts from the discontinuation of the London Interbank Offered Rate; the extent to which lower commodity prices impact our ability to service or refinance our existing debt; the impact of volatility in the financial markets or other global economic factors; difficulties in appropriately allocating capital and resources among our strategic opportunities; the timing and extent of our success in discovering, developing, producing and estimating reserves; our ability to maintain leases that may expire if production is not established or profitably maintained; our ability to realize the expected benefits from recent acquisitions or the acquisition of Indigo Natural Resources, LLC (the “Indigo Transaction”); costs in connection with the Indigo Transaction; integration of operations and results subsequent to the Indigo Transaction; our ability to transport our production to the most favorable markets or at all; the impact of government regulation, including changes in law, the ability to obtain and maintain permits, any increase in severance or similar taxes, and legislation or regulation relating to hydraulic fracturing, climate and over-the-counter derivatives; the impact of the adverse outcome of any material litigation against us or judicial decisions that affect us or our industry generally; the effects of weather; increased competition; the financial impact of accounting regulations and critical accounting policies; the comparative cost of alternative fuels; credit risk relating to the risk of loss as a result of non-performance by our counterparties; and any other factors listed in the reports we have filed and may file with the SEC that are incorporated by reference herein. All written and oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary statement.

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